Exhibit (j) under Form N-1A
                                                 Exhibit (23) under 601/Reg. S-K



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 811-5843 of Cash Series Trust, Inc., of our report dated July 20, 2004, appearing in the annual report to shareholders for the year ended May 31, 2004, of Government Cash Series, Prime Cash Series, Municipal Cash Series, and Treasury Cash Series, and to the references made to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP


Boston, Massachusetts,
July 30, 2004